  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1996; REGISTRATION NO. 33-88588

- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------


                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            -----------------------

                         DREXLER TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                                   77-0176309
   (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                   Identification No.)

                            1077 INDEPENDENCE AVENUE
                      MOUNTAIN VIEW, CALIFORNIA 94043-1601
                                 (415) 969-7277
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


           JEROME DREXLER                                Copy to:
              PRESIDENT                          JERALD E. ROSENBLUM, ESQ.
   DREXLER TECHNOLOGY CORPORATION                 BARRY LEE KATZMAN, ESQ.
      1077 INDEPENDENCE AVENUE               ROSENBLUM, PARISH & ISAACS, P.C.
MOUNTAIN VIEW, CALIFORNIA 94043-1601       160 W. SANTA CLARA STREET, SUITE 1500
           (415) 969-7277                       SAN JOSE, CALIFORNIA 95113
 (Name, address, including zip code,                 (408) 280-2800
and telephone number, including area
     code, of agent for service)


                           -------------------------

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement when warranted by market conditions and other factors.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

===============================================================================================
TITLE OF EACH CLASS    AMOUNT TO BE         PROPOSED          PROPOSED MAXIMUM      AMOUNT OF
OF SECURITIES TO BE     REGISTERED          MAXIMUM          AGGREGATE OFFERING    REGISTRATION
    REGISTERED                         OFFERING PRICE PER         PRICE (1)          FEE (2)
                                            SHARE (1)
- -----------------------------------------------------------------------------------------------
   COMMON STOCK       150,000 SHARES        $12.5625            $1,884,375.00        $653.39
===============================================================================================



(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the filing fee, based on the average of the high and low prices for the Company's Common Stock as reported on the NASDAQ National Market System on September 10, 1996.

(2) A filing fee in the amount of $547.68 was paid with the original filing on January 17, 1995, based upon registration of 267,500 shares to be sold at a maximum offering price of $5.9375 per share then in effect. An additional filing fee of $105.71 was included with the filing of Amendment No. 1 based upon the addition of 45,000 shares at the maximum offering price per share of $6.8125 then in effect. The filing fee remains the same despite an increase in the proposed maximum offering price per share as a result of a decrease in the number of shares to be registered.


                             ----------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         DREXLER TECHNOLOGY CORPORATION
                        CROSS-REFERENCE SHEET PURSUANT TO
                          ITEM 501(b) OF REGULATION S-K


ITEM    CAPTION IN FORM S-3                               LOCATION IN PROSPECTUS BY CAPTION
- ----    -------------------                               ---------------------------------
1.      Forepart of the Registration and Outside Front    Facing Page; Cross-Reference Sheet; Outside
        Cover Page of Prospectus                          Front Cover Page

2.      Inside Front and Outside Back Cover Pages of      Outside Front Cover Page; Inside Front Cover
        Prospectus                                        Page; Available Information; Incorporation of
                                                          Certain Documents by Reference

3.      Summary Information, Risk Factors and Ratio of    Risk Factors
        Earnings to Fixed Charges

4.      Use of Proceeds                                   Not Applicable

5.      Determination of Offering Price                   Not Applicable

6.      Dilution                                          Not Applicable

7.      Selling Security Holders                          Inside Front Cover Page; Selling Stockholders

8.      Plan of Distribution                              Outside Front Cover Page

9.      Description of Securities to be Registered        Not Applicable

10.     Interests of Named Experts and Counsel            Not Applicable

11.     Material Changes                                  Not Applicable

12.     Incorporation of Certain Information by           Incorporation of Certain Documents by Reference
        Reference

13.     Disclosure of Commission Position on              Indemnification of Officers and Directors
        Indemnification for Securities Act Liabilities

                                   PROSPECTUS

                         DREXLER TECHNOLOGY CORPORATION


                  150,000 Shares Common Stock, $0.01 par value


All of the shares (the "Shares") of Common Stock offered hereby are being offered for the account of the Selling Stockholders listed below. See "Selling Stockholders." Drexler Technology Corporation (the "Company") will not receive any of the proceeds from the sale of the Shares.


The Company's Common Stock is listed on The NASDAQ Stock Market National Market System under the symbol "DRXR." On September 10, 1996, the last reported sale price for the Common Stock on the NASDAQ NMS was $12.75 per share.


    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" FOR A
        DISCUSSION OF CERTAIN MATERIAL RISKS THAT SHOULD BE CONSIDERED BY
                             PROSPECTIVE INVESTORS.

                              PLAN OF DISTRIBUTION

         The Registration Statement covering the Shares offered hereby will be maintained in effect, and the Shares may be sold thereunder by the Selling Stockholders, until July 31, 1997 (the "Offering Period"). The Selling Stockholders have advised the Company that they may sell the Shares, directly or through brokers or dealers, from time to time during the Offering Period. Such sales may be made at the market price in one or more transactions on The NASDAQ Stock Market, or at privately negotiated prices in negotiated transactions, or otherwise at prices and terms prevailing at the time of sale. At the end of the Offering Period, Shares not sold by the Selling Stockholders during the Offering Period will return to the status of restricted stock which may be sold at that time pursuant to the provisions of Rule 144 under the Securities Act of 1933 (the "Act").

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed on the National Association of Securities Dealers' NASDAQ National Market System, and such reports and other information concerning the Company also can be inspected at the offices of the NASD at 1735 K Street, N.W., Washington, D.C., 20006-1500.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 1996.

                                TABLE OF CONTENTS


PLAN OF DISTRIBUTION ...................................................       1
AVAILABLE INFORMATION ..................................................       1
SELLING STOCKHOLDERS ...................................................       2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ........................       2
RISK FACTORS ...........................................................       3
INDEMNIFICATION OF OFFICERS AND DIRECTORS ..............................       5
LEGAL MATTERS ..........................................................       6
EXPERTS ................................................................       6


                              SELLING STOCKHOLDERS

         The Shares registered hereunder are being offered for the accounts of the stockholders of the Company listed below (the "Selling Stockholders"). None of the Selling Stockholders has held any office or other material relationship or position with the Company or any of its predecessors or affiliates within the past three years or holds more than 5% of the Company's outstanding stock.


                                      Number of                            No. of Shares
                                    Shares Owned       Number of Shares     Owned After
         Stockholder              Prior to Offering     To Be Offered       Offering (1)     % (2)
         -----------              -----------------    ----------------    --------------    -----
         Alphi Fund, L.P.             187,500               75,000            112,500         1.3%
         Wasatch Mid-Cap Fund          85,000               75,000             10,000         0.1%


- -----------------------------
         (1)      Assumes all shares to be offered will be sold.

         (2) Percentage of Common Stock outstanding estimated to be owned after completion of the offering, based upon 8,900,624 shares of Common Stock outstanding as of July 23, 1996.


         The Selling Stockholders purchased the Shares to be offered by them in private placements in December 1994 and March and June 1995, pursuant to agreements with the Company which contained an undertaking of the Company to include the Shares in the registration filing for this offering. The transactions were exempt from registration under the Act pursuant to Section 4(6) of the Act and Rule 506 of Regulation D under the Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Act") with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the securities offered hereby. Statements made in this Prospectus concerning the contents or provisions of any agreement or other document referred to herein are not necessarily complete; and each such statement is qualified in its entirety by, and reference is made to, the copy of such agreement or other document filed as an exhibit or schedule to the Registration Statement or incorporated therein by reference. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which are available for inspection without charge at the principal office of the Commission in Washington, D.C. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fee.


         The following documents, all of which were previously filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: The Company's Annual Report on Form 10-K for the year ended March 31, 1996 (as amended by form 10-K/A filed July 29, 1996) and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this Offering, also shall be deemed to be incorporated by reference herein.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a Prospectus has been delivered, upon the written request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to: Steven G. Larson, Vice President and Chief Financial Officer, Drexler Technology Corporation, 1077 Independence Avenue, Mountain View, CA 94043-1601.

                                  RISK FACTORS


         EARLY STAGE OF PRODUCT COMMERCIALIZATION. The Company has invested considerable resources in the development of optical memory cards and related equipment and software, which is the Company's sole product line. These products have recently entered the commercial stage through the Company's VAR (value-added reseller) network, which was initially launched in 1991, and reached sales of approximately 420,000 optical memory cards in fiscal 1996. During fiscal 1996, the Company sold optical memory cards and related equipment and software through its subsidiary, LaserCard Systems Corporation, to approximately 50 customers located in 8 states and 28 foreign countries. However, high-volume orders for optical memory cards require the VAR companies to develop customers and applications, or to obtain significant follow-on orders from customers whose programs are already underway. Such orders cannot be predicted as to timing and amount while the Company's VAR organization is gaining more experience with optical memory card products and developing customers and applications. The Company has not yet entered into any long-term supply agreements with its customers and does not have a material order backlog, as it generally fills orders within 30 days of receipt of a purchase or release order. Until a material level of order backlog is established, the Company's sales are subject to fluctuation.


         UNPREDICTABLE LICENSE REVENUES. Historically, revenues from fees for patent and distribution licenses have been an important part of the Company's revenues, profits and financing. The Company is actively pursuing efforts to generate additional license revenues. However, the Company's license sales are sporadic and unpredictable as to timing and type of license.


         LIQUIDITY; LIMITED CAPITAL RESOURCES. At the current level of product sales, the Company does not generate net cash from operations after expenses. To fund its operations, the Company requires either additional financing, sales of additional patent and distribution licenses, or a substantial increase in the level of orders for optical memory cards. Based on current raw material costs and other expense calculations, the Company estimates that it will break even on cash flow if it achieves annual sales in the range of 1.5 million optical memory cards, along with sales of related hardware. Generally, the Company's products are made to custom specifications which are specific to each customer, end user or application, and the Company obtains advance payments, in whole or in part, from customers at the time of accepting an order. Therefore, the Company believes that, although working capital requirements should grow in proportion to increased product order and shipment levels, the advance payments will reduce the need for working capital financing. However, the Company has not established a line of credit, and no assurance can be made that negotiations to obtain a line of credit will be successful should it become necessary for the Company to establish one. The Company currently makes and sells optical cards in limited quantities, with orders typically ranging from 5,000 to 50,000 cards per order. This volume is expected to increase as the market expands and/or when one or more major customer programs require a very large initial quantity of cards. The Company believes there are prospects for such programs and market expansion, but cannot predict if or when larger orders will occur. Since the third quarter of fiscal year 1995, the Company has generated cash through the sale of Common Stock, a single-payment license fee on the sale of an optical memory card distribution license to an overseas VAR, and the receipt of a license upgrade fee payment. There can be no assurance that the Company will be able to meet its future cash needs on a favorable basis.

         HISTORICAL LOSSES. As of June 30, 1996, the Company had an accumulated deficit of $25,859,000. The Company anticipates that the size of its losses will decrease due to anticipated increases in sales of optical memory cards and related products, except for possible quarterly fluctuations. However, if increased commercialization is delayed and the Company does not realize such increased sales, its losses will continue, except in the event of sporadic sales of licenses. The Company is relying upon its optical card technology to generate future revenues, earnings and cash flow when order volumes reach material levels. However, the Company has operated at a loss during the last five years. The Company cannot predict when material sales levels of its products will be achieved. Until commercialization matures, the Company is dependent upon other sources of income, such as license fees, which cannot be predicted as to timing or dollar amount. Delays in customers' development of optical memory card based programs, and corresponding commercialization of the Company's optical memory cards and related products, combined with an absence of additional license sales or other revenues, could extend continuing losses and result in the need for additional financing.

         READER/WRITER AVAILABILITY. Optical card reader/writer availability is essential for the viability and growth of the optical memory card business. Nippon Conlux Co., Ltd., a Japanese company, is currently the only supplier in commercial quantities of reader/writer equipment for DELA-standard format cards, the type manufactured by the Company and a licensed second-source card manufacturer, which comprise the majority of optical memory cards sold in the world marketplace to date. Two other licensees of the Company have the capability to produce reader/writers compatible with the Company's optical memory cards, but are not manufacturing them at this time. If Nippon Conlux were to curtail manufacture of reader/writers, the Company would allocate its incoming shipments of such devices among incoming orders from established customers. Nippon Conlux has not developed its own optical memory card, and is not known to be doing so. Its customers continue to rely on cards manufactured by the Company or, particularly with respect to Japanese customers, Optical Memory Card Business Corporation ("OMCBC"), a Japanese licensee of the Company, of which Nippon Conlux is a minority owner. The Company expects card-related revenues to increase more rapidly if card reader/writers are produced and sold in volume at lower prices than at present. However, the Company can give no assurance that increased production will occur in the near term or that high-volume sales and correspondingly lower prices will result. In addition, if market demand increases sharply over a short period of time, an initial shortage of reader/writers could result.

         NASDAQ LISTING. Currently the Company's Common Stock is traded on the NASDAQ National Market System of NASD (National Association of Securities Dealers). In Fall 1994 this listing was briefly subject to an exception from ordinary National Market System requirements, under which the Company was required to, and did successfully, implement a plan to maintain its net tangible assets at a minimum of $4,000,000. The Company's net tangible assets also fell below that level during the fourth quarter of Fiscal Year 1995, but were restored during the first quarter of Fiscal Year 1996 without action by NASD. If the Company's net tangible assets should fall below $4,000,000, and if the NASD does not allow another exception, the Common Stock would then be traded on the NASDAQ Small Cap Market, rather than the National Market System, with some possible reduction of market interest and liquidity. As of June 30, 1996, the Company's net tangible assets (as defined by NASD for this purpose) were $4,148,000.


         STOCK PRICE VOLATILITY. The price of the Company's Common Stock is subject to significant volatility due to fluctuations in revenues, earnings, capitalization, liquidity, press coverage, and financial market interest. Some of these factors may be exacerbated because the Company operates solely in the optical memory card products industry, which is in the early stages of commercialization.


         COMPETITION. The Company's products compete with those of OMCBC and Canon, two of its Japanese licensees, who also sell optical cards under royalty-bearing licenses from the Company. Canon has introduced an optical card under its own standard, called "SIOC." The Company's DELA format and the Canon SIOC formats are not functionally compatible, although both card formats meet the ISO Standard. The Company believes that the ISO/DELA format offers performance advantages over the ISO/SIOC format in terms of flexibility and durability, as well as competitive advantages in system integration, interface software and customer support for a variety of applications and markets. In addition, the Company has had the benefit of six years of successful customer use of cards made at its production plant, whereas Canon's current cards have had only two years of field trials. OMCBC produces optical memory cards using the ISO/SIOC format, as well as cards using the ISO/DELA format, and cards conforming to a third format, created by Olympus Optical Co., another licensee of the Company, for its own reader/writers. The Company's current worldwide market share for optical memory cards exceeds that of its competitors. However, the Company expects several of its Japanese licensees to sell ISO/SIOC format cards and reader/writers, and believes that if Canon and Olympus continue their card marketing programs, they should begin to obtain material orders for cards and equipment. The Company anticipates that insofar as many optical card programs will be dedicated applications for defined groups of users, various types of optical cards will coexist. However, the size, trade name recognition, and marketing and development resources of Canon, Olympus and Dai Nippon Printing Co. (the principal owner of OMCBC) are substantially greater than those of the Company.

         COMPETING TECHNOLOGICAL ADVANCES. The Company also competes in certain applications with other portable data storage products, particularly chip (integrated circuit/microprocessor or "IC") cards. IC cards which store three or four pages of text compete directly with optical memory cards in applications where the limited storage capacity of IC cards and higher cost per card, but lower cost per reader/writer, will suffice. The advantages of the optical memory card in storage capacity, durability, and low cost, make it better suited for many potentially sizable applications, such as for patient records in health care and for national identification card systems. However, the IC card has a greater installed base worldwide at present. For card applications with relatively low storage capacity and security requirements, such as electronic banking/credit and pay telephone cards, the Company expects IC cards to be used instead of optical memory cards.

         PATENT PROTECTION. The Company's United States patents have expiration dates ranging from 2002 to 2012, with the majority expiring during the first half of this period. Counterpart patents in foreign countries also expire during that period. Under its license agreement with the Company for manufacture of optical memory cards, OMCBC's obligation to pay royalties to the Company for use of the licensed patents ceases on December 31, 2003. Canon's royalty obligations in connection with its licenses to manufacture optical memory cards and reading and writing equipment expire on December 31, 2008. Other royalty-bearing licenses sold by the Company related to equipment for reading and writing optical cards provide for royalty payments to cease on the last expiration date of the licensed patents. The Company is unable to determine whether there would be a material, adverse effect on royalties in the event of expiration or unenforceability of its patents, because the Company's royalty revenues are not significant at this time. The Company also cannot predict whether the expiration or invalidation of its patents would result in the introduction of competitive products which would affect its future revenues adversely. The Company is not aware of any optical memory card products which otherwise would infringe its patents in countries where the Company might have difficulty enforcing its patents or has no patent protection.

         INTERNATIONAL SALES AND OPERATIONS. The Company does not believe that there are substantial risks inherent in its international business as compared to its domestic business, with the exception of export/import regulations pertaining to doing business in specific countries. However, sales of its products and licenses outside the United States have comprised 52%, 71%, and 42% of net sales in the 1994, 1995, and 1996 fiscal years, respectively. The
Company believes that international sales will be an important component of its sales growth potential.

         FORWARD-LOOKING STATEMENTS. Certain statements made above relating to plans, objectives and economic performance go beyond historical information and may provide an indication of future results. To that extent, they are forward-looking statements within the meaning of Section 27A of the Act, and each is subject to factors that could cause actual results to differ from those in the forward-looking statement. Such factors are described above and in the documents filed by the Company from time to time with the Commission.


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company's Certificate of Incorporation and By-Laws provide for indemnification of directors and officers to the full extent permitted or authorized under the Delaware General Corporation Law, for expenses, liabilities and losses actually and reasonably incurred as a result of any such director's or officer's status as such, provided that the indemnitee acted in good faith and in a manner he or she believed to be in or not to be opposed to the best interest of the corporation. In addition, the Company has entered into an Indemnification Agreement with each officer and director, which agreement provides, among other things, for contractual rights of the indemnitee to advancement of expenses prior to final disposition of an action provided that, if required by Delaware law, the indemnitee agrees to repay such advance upon the Company's request if it is ultimately determined that the indemnitee is not entitled to indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The legality of the Common Stock offered hereby will be passed upon for the Company by Rosenblum, Parish & Isaacs, PC of San Jose, California.

                                     EXPERTS

         The audited consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto; and are included therein and incorporated herein by reference in reliance upon the authority of such firm as experts in providing such reports.

                      ------------------------------------

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                     PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses in connection with the sale and distribution of the Shares being registered, other than underwriting discounts and commissions, if any, incurred by the Selling Stockholders in sales of Shares effected through intermediaries. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.


         Securities and Exchange Commission registration fee          $   653
         Legal fees and expenses                                      $20,000*
         Accounting Fees                                              $10,000*
         Miscellaneous expenses                                       $ 5,000*


- ------------------------------------
         *Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to provisions of the Delaware General Corporation Law, Registrant's Certificate of Incorporation includes a provision which eliminates the personal liability of its directors to Registrant and its stockholders for monetary damages for any breach of fiduciary duty as a director, except for: (i) any breach of the duty of loyalty owed by the director to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any liability for declaration of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) any transaction from which a director received an improper personal benefit.

         This provision does not eliminate or limit liability of an officer for any act or omission as an officer, notwithstanding the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the Board of Directors. The provision also has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies which Registrant's stockholders may pursue for any violation of a director's fiduciary duty to Registrant or its stockholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the Delaware courts, the provision may relieve directors of monetary liability for grossly negligent conduct, including conduct in situations involving attempted acquisitions of Registrant.

         Registrant's Certificate of Incorporation also includes a provision entitling directors, officers, employees and other agents of Registrant to indemnification to the fullest extent authorized by the Delaware General Corporation Law, as well as a provision authorizing the Registrant to maintain insurance to protect directors, officers, employees and agents against liability, whether or not Registrant would have the power to indemnify such person against the applicable liability.


         Registrant maintains liability insurance pursuant to policies currently in effect with two insurers, under which the insurers will pay on behalf of directors and officers of Registrant certain losses incurred as a result of defined acts for which the Company does not indemnify such persons, subject to customary exclusions. In addition, the insurers will reimburse Registrant for losses in excess of $100,000 incurred as a result of Registrant's indemnification of an officer or director in connection with defined acts. The aggregate liability of the insurers is limited to $2,000,000 for claims made under the Executive Re Insurance , Inc., policy, and $3,000,000 for claims made under the Reliance Insurance Company policy (in excess of the initial $2,000,000 covered under the Executive Re Insurance, Inc., policy), each of which policies expires November 1, 1996.


         The provisions of Section 145 of the Delaware General Corporation Law that empower Registrant to indemnify its officers, directors and agents are sufficiently inclusive to allow Registrant to indemnify such persons for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, under certain circumstances.

ITEM 16. EXHIBITS.

                                  EXHIBIT INDEX

Exhibit Number          Description

    5         Opinion of Rosenblum, Parish & Isaacs, PC re Legality.
    23(a)     Consent of Arthur Andersen LLP
    23(b)     Consent of Rosenblum, Parish & Isaacs, PC (included in Exhibit 5).
    24        Power of Attorney (included on Page II-4).

ITEM 17.  UNDERTAKINGS.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                            provided, however, that paragraphs (i) and (ii)
above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                    * * * * *

              [The remainder of this page is intentionally blank.]

                                   SIGNATURES


          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MOUNTAIN VIEW, STATE OF CALIFORNIA, ON SEPTEMBER 17, 1996 .


                                         DREXLER TECHNOLOGY CORPORATION

                                         By        /s/JEROME DREXLER
                                           -------------------------------------
                                                   Jerome Drexler, President




          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

      Signature                   Title                      Date
      ---------                   -----                      ----

 /s/JEROME DREXLER         President and Chairman            September 17, 1996
- -----------------------    of the Board of Directors
Jerome Drexler             (Principal Executive Officer)

 /s/STEVEN G. LARSON       Vice President and                September 17, 1996
- -----------------------             Treasurer
Steven G. Larson           (Chief Financial and
                           Accounting Officer)

 /s/STEVEN G. LARSON as
Attorney-in-Fact for       Director                          September 17, 1996
- -----------------------
Arthur H. Hausman

/s/STEVEN G. LARSON as
Attorney-in-Fact for       Director                          September 17, 1996
- -----------------------
William E. McKenna

                                  EXHIBIT INDEX

Exhibit Number        Description
- --------------        -----------
     5                Opinion of Rosenblum, Parish & Isaacs, PC, re Legality
    23(a)             Consent of Arthur Andersen LLP